UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2018

BBX CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 8.01	Other Events.

On November 30, 2018, BBX Capital Corporation and certain of its subsidiaries (“BBX”) acquired a fifty percent (50%) membership interest in The Altman Companies, LLC (“Altman Companies”) for $21.6 million from founder Joel Altman. The transaction, which was previously announced on October 19, 2018, includes membership interests in Altman Development Company, Altman-Glenewinkel Construction and Altman Management Company and interests in the managing member of seven multi-family real estate developments. One of the eight developments in which BBX was to acquire an interest was sold prior to the closing of the transaction, which reduced the purchase price from the previously announced $22.7 million to $21.6 million.

As previously disclosed, BBX has also agreed to acquire an additional forty percent (40%) of the membership interests in Altman Companies for $9.4 million in approximately four years. Joel Altman, can also, at his option, require BBX to acquire the remaining ten percent (10%) interest in Altman Companies for $2.4 million.

It is anticipated that BBX and Joel Altman will invest in future projects based on their relative ownership percentages in Altman Companies going forward.

The acquisition is not a significant acquisition as defined by Rule 11-01(b) of Regulation S-X.

See the Press Release attached as Exhibit 99.1 for additional information regarding the transaction including risks and uncertainties regarding forward looking information all of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 3,  2018

BBX Capital Corporation

By: /s/ Raymond S. Lopez
Raymond S. Lopez,
Chief Financial Officer